EXHIBIT 4.41

                                   SCHEDULE
 (Setting Forth Information on Substantially Identical Notes Dated May 1, 2000 In the Principal Amount of $ 80,000 Made Payable to the Order of Apple Suites,
                                     Inc.)

     Apple  Suites,  Inc.  holds 11 promissory notes, which are identical to the
Note included in this filing as Exhibit 4.40, except for the following particulars:

               LOCATION OF HOTEL
         (STATED IN SECTION 5 OF NOTE)                   MAKER OF NOTE
        -------------------------------   -------------------------------------------
1.      Atlanta, Georgia (1 of 2)         Apple Suites Management, Inc.
2.      Atlanta, Georgia (2 of 2)         Apple Suites Management, Inc.
3.      Baltimore, Maryland               Apple Suites Management, Inc.
4.      Clearwater, Florida               Apple Suites Management, Inc.
5.      Warren, Michigan                  Apple Suites Management, Inc.
6.      Midvale, Utah                     Apple Suites Management, Inc.
7.      Jackson, Mississippi              Apple Suites Management, Inc.
8.      Malvern, Pennsylvania             Apple Suites Management, Inc.
9.      Addison, Texas                    Apple Suites Services Limited Partnership*
10.     Irving, Texas                     Apple Suites Services Limited Partnership*
11.     Plano, Texas                      Apple Suites Services Limited Partnership*
* Subsidiary of Apple Suites Management, Inc.